CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration
Statement (Form S-8) pertaining to the CTC Communications Corp. 1998 Incentive Plan, the CTC Communications Corp. 1996 Stock Option Plan and the CTC Communications Corp. Employee Stock Purchase Plan of our report dated
May 28, 1998, except for Note 1, as to which the date is July 15, 1998, with respect to the financial statements and schedule of CTC Communications Corp. included in its Annual Report (Form 10-K) for the year ended March 31, 1998, filed with the Securities and Exchange Commission.


                             /s/ ERNST & YOUNG LLP


Boston, Massachusetts
December 10, 1998